UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 12, 2020

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 O’Brien Drive

Menlo Park, California 94025

(Address of principal executive offices) (Zip Code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PACB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2020, the Board of Directors of Pacific Biosciences of California, Inc. (the “Company”) appointed Susan G. Kim to the role of Chief Financial Officer and designated her as the Company’s principal financial officer, effective upon commencement of her employment with the Company on September 28, 2020 (the “Effective Date”). Ms. Kim will replace Ben Gong, who has been serving as the Company’s interim Chief Financial Officer since August 8, 2020.

Ms. Kim, age 44, previously served as Chief Financial Officer of App Annie Inc., a provider of mobile data and analytics, since 2018. From 2016 to 2017, Ms. Kim served as Chief Financial Officer of Katerra Inc., a construction technology company. From 2010 to 2016, Ms. Kim held finance roles at KLA Corporation, most recently as Vice President, Global Business & Operations Finance. Ms. Kim holds a B.S. in chemical engineering from Stanford University and an M.B.A. and master’s degree in engineering management from Northwestern University, Kellogg School of Management.

Under the terms of her offer letter, Ms. Kim will receive an annual base salary of $415,000, as well as a one-time signing bonus of $75,000 subject to pro rata repayment if she resigns prior to completing 12 months of employment. Ms. Kim will have an annual target bonus opportunity equal to 50% of her base salary, subject to achieving specified performance goals.

Ms. Kim’s offer letter provides for the grant to her of a stock option to purchase a total of 400,000 shares of the Company’s common stock under the Company’s 2020 Equity Incentive Plan with an exercise price per share equal to the fair market value per share on the date of grant, which will be scheduled to vest as to 1/4th of the shares subject to the option on the 1-year anniversary of the Effective Date and as to 1/48th of the shares each month thereafter, subject to her continued employment with the Company through each applicable vesting date. Her offer letter also provides for the grant to Ms. Kim of an award of restricted stock units under the Company’s 2020 Equity Incentive Plan covering 150,000 shares of the Company’s common stock that will be scheduled to vest as to 1/4th of the shares on each anniversary of the grant date, subject to her continued employment with the Company through each applicable vesting date.

Ms. Kim will also be eligible to enter into a change in control and severance agreement with the Company, which will provide that if the Company terminates her employment for a reason other than “cause,” her death or her “disability,” or she resigns for “good reason,” she would be entitled to: (i) continued payments of base salary for 12 months from the date of termination of employment; (ii) Company-paid COBRA continuation coverage for up to 12 months; and (iii) if such termination occurs upon or within 12 months following a change in control of the Company, vesting acceleration of 100% of the unvested portion of her then-outstanding equity awards, with any performance-based awards having any performance goals then subject to such awards being deemed achieved at 100% of target levels, unless specifically provided otherwise under the applicable performance-based award agreement. The severance benefits under the change in control and severance agreement will be subject to Ms. Kim entering into and not revoking a separation agreement and release of claims with the Company.

There is no arrangement or understanding between Ms. Kim and any other persons pursuant to which Ms. Kim was selected as Chief Financial Officer. There are no family relationships between Ms. Kim and any director or executive officer of the Company, and no transactions involving Ms. Kim that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

A copy of the press release dated September 14, 2020 announcing the appointment of Ms. Kim is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Act of 1933, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

99.1	Press Release, dated September 14, 2020, entitled “Pacific Biosciences Announces New Chief Financial Officer.”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Eric E. Schaefer
Eric E. Schaefer
Vice President and Chief Accounting Officer

Date: September 14, 2020